UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2012

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 5th Avenue, 8th Floor New York, New York 10017
(Address of principal executive offices) (Zip Code)

(212) 946-3980
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On February 1, 2012, Bonds.com Group, Inc. (“we,” “us,” “our” or the “Company”), and its wholly-owned subsidiary, Bonds.com Holdings, Inc. (“Holdings”), entered into a letter agreement (the “Letter Agreement”) with Burton W. Wiand, as receiver (the “Receiver”) appointed by the United States District Court for the Middle District of Florida, Tampa Division (the “Court”) in the action styled Securities and Exchange Commission v. Arthur Nadel, et. al., Case No. 8:09-cv-87-T-26TBM, regarding the repayment of certain indebtedness, the termination of certain rights and the repurchase of certain securities in the Company owned beneficially or of record by the Receiver.

Under the terms, and subject to the conditions, of the Letter Agreement, the Company would pay the Receiver an aggregate amount of $2,250,000 and in exchange the Receiver would (i) cancel and terminate all indebtedness owed by the Company or Holdings to the receivership, which constitutes approximately $2,442,000 in outstanding principal and accrued interest, and (ii) terminate any contingent rights the Receiver may have to receive shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), pursuant to the Secured Convertible Promissory Notes dated on or about September 22, 2008, October 20, 2008 and December 12, 2008, as amended, and the Amendment No. 2 to Secured Convertible Promissory Notes dated as of October 19, 2010, among the Receiver and the Company (the “Contingent Performance Shares”).  Such termination includes, among other things, a release of all liens in favor of the Receiver with respect to the assets of the Company and Holdings, and a termination of all of the Company’s and Holding’s obligations to the Receiver pursuant to all financing documents related to such indebtedness.

Further, under the terms, and subject to the conditions, of the Letter Agreement, the Company would pay the Receiver $5,000, and in consideration of such payment by the Company, the Receiver would transfer and surrender to the Company all outstanding shares of the Company’s equity securities held beneficially or of record by the Receiver, constituting 7,582,850 shares of Common Stock (the “Stock Repurchase”).

The transactions described above remain subject to the condition that the Court enter an order approving the Receiver’s consummation of such transactions, which order must be satisfactory to the Receiver and the Company in their respective sole and absolute discretion (the “Court Order”).  The Receiver is required to promptly prepare and file a motion with the Court seeking the entry of the Court Order.    To accommodate the time that the parties expect will be necessary to obtain the Court Order, the Receiver has deferred the right to receive any of the Contingent Performance Shares through March 15, 2012.

The Letter Agreement also includes terms to delay the Stock Repurchase if necessary to comply with Delaware law, but if the Stock Repurchase does not occur within one year after the entry of the Court Order, then the Company will promptly reimburse the Receiver for costs and expenses incurred by him to defer consummation of the Stock Repurchase.  In addition, if the Stock Repurchase is not consummated on or prior to January 31, 2014, then the Receiver’s and the Company’s respective obligations with respect to the Stock Repurchase shall terminate.

The foregoing description of the Letter Agreement is a summary only and is qualified in its entirety by reference to the Letter Agreement itself, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement dated as of January 31, 2012, between the Company, Holdings and the Receiver

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2012

BONDS.COM GROUP, INC.

By:	/s/ John Ryan
Name:	John Ryan
Title:	Chief Financial Officer